Exhibit 99.1

ALL INQUIRIES: RICHARD SIMONELLI CoStar Group, Inc. (202) 346-6394 rsimonelli@costar.com

CoStar Group, Inc. Closes its Acquisition of LoopNet, Inc.

Combination creates the Premier Information, Marketing and Analytics Company in Commercial Real Estate

WASHINGTON, DC, April 30, 2012 -- CoStar Group, Inc. (NASDAQ:CSGP) announced today that it has completed its acquisition of LoopNet, Inc. previously announced on April 27, 2011, creating the premier information, marketing and analytics company in commercial real estate.  CoStar is commercial real estate's leading provider of information and analytic services and LoopNet is the leading online commercial real estate marketplace.

"We are very pleased that we can begin integrating these two successful companies that have been at the forefront of innovation in the commercial real estate industry,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar. "We believe our products and services, diversified client base, comprehensive geographic footprint and economies of scale will drive significant synergies, which we believe can lead to increased stockholder value and a stronger, integrated platform for our customers."

CoStar plans to continue to operate LoopNet as a separate brand. LoopNet.com has 5.8 million registered members and currently has approximately 3.6 million unique monthly visitors. “The LoopNet brand is important,” stated Florance. “Our strategy is to invest in strengthening LoopNet’s products and services.”

The combined company will retain the name CoStar Group, Inc. and will continue to trade on the NASDAQ Global Select Market under the ticker symbol CSGP.  LoopNet has requested that NASDAQ suspend trading of its common stock prior to the open of trading on May 1, 2012.

CoStar management will conduct a conference call to discuss the closing of the LoopNet transaction and to provide combined 2012 guidance for the companies beginning at 4:30 PM EDT on Wednesday, May 2, 2012.

To participate in the conference call, please dial (800) 230-1093 (from the United States and Canada) or (612) 288-0329 (from all other countries) and refer to conference code 247060. To listen to the conference call over the Internet, please access the audio webcast link available in the Investors section of CoStar's website at www.CoStar.com/investors.aspx.

An audio recording of the conference call will be available for replay approximately one hour after the call's completion and will remain available for a period of time following the call. To access the recorded conference call, (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 247060. The webcast replay will also be available in the Investors section of CoStar's website for a period of time following the call.

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is commercial real estate's leading provider of information, marketing and analytic services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 5.8 million registered members and 3.6 million unique monthly visitors. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe including the industry's largest professional research organization. For more information, visit www.costar.com.

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This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the combination of CoStar and LoopNet does not result in or create the anticipated benefits for CoStar; the risk that the combined entity is unable to drive significant revenue and cost synergies and lead to increased stockholder value, and a stronger, integrated platform for customers; the possibility that the combined entity’s operational plans or future strategy changes; the possibility that the sale of LoopNet’s interest in Xceligent does not close when expected or at all; the possibility that the public comment and final acceptance process for the Consent Order could result in further regulatory implications; the possibility that the conditions, divestitures and changes relating to the operations or assets of LoopNet and CoStar as a result of the FTC’s consent order may result in unanticipated adverse effects on the combined company; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; and the risk that business disruption relating to the merger may be greater than expected.  Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2011, CoStar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, LoopNet’s Annual Report on Form 10-K for the year ended December 31, 2011, and LoopNet’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each filed with the SEC, including in the “Risk Factors” section of each of these filings, and each company’s other filings with the SEC available at the SEC’s website (www.sec.gov).  CoStar does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.